EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2007 AND APPOINTMENT OF PRESIDENT

Boise, Idaho, June 28, 2007– Micron Technology, Inc., (NYSE: MU) today announced financial results for its third quarter and first nine months of fiscal 2007, which ended May 31. For the third quarter of fiscal 2007, the company posted a net loss of $225 million ($0.29 per diluted share) on net sales of $1.3 billion.

The company achieved significant per megabit cost decreases for its NAND Flash and DRAM products in the third quarter of approximately 30 percent and 15 percent, respectively, as compared to the preceding quarter. The company’s per megabit cost decreases were obtained primarily through transitions to higher density, advanced geometry devices and the ramp of NAND Flash products at the company’s 300mm fabrication facilities. The company’s net loss in the third quarter of fiscal 2007 was largely the result of severe price declines across most memory products. Recent growth in industry supply resulted in price declines in the third quarter of approximately 35 percent for DRAM and 30 percent for NAND Flash products as compared to the second quarter.

Gigabyte sales of NAND Flash memory products in the third quarter of fiscal 2007 increased by approximately 75 percent, as compared to the second quarter, to represent approximately 25 percent of the company’s total Memory revenue. Sales of Imaging products in the third quarter remained at 11 percent of the company’s total net sales reflecting industry softness in mobile handset sales and pricing pressure.

Leadership Appointment

Steve Appleton, Chairman and Chief Executive Officer, also announced today that Mark Durcan, Chief Operating Officer (COO), has been appointed President and COO. Durcan, 46, was appointed Micron’s COO in early 2006. Durcan joined Micron in 1984 as a diffusion engineer and has since held a variety of increasingly responsible positions involving technology process integration and development, including Chief Technical Officer and Vice President of Research and Development.

“Mark’s contributions over the past 23 years have been tremendous,” said Appleton. “I look forward to his continued leadership in this role.”

Company Initiatives

The company is pursuing a number of initiatives to drive greater cost efficiencies and revenue growth across its operations. These initiatives include developing production cost efficiencies closer in location to Micron’s global customers, evaluating functions more efficiently performed through partnerships or other outside relationships and reducing the company’s overhead costs to meet or exceed industry benchmarks. Micron is also exploring opportunities to leverage the company’s industry-leading technology and diversified product portfolio to accelerate revenue growth and increase shareholder value. While some elements of these initiatives will be effected immediately, others will take multiple quarters to implement.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the Company’s Web site until June 28, 2008. A taped audio replay of the conference call will also be available at (973) 341-3080 (conference number: 8911074) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on July 5, 2007.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron visit www.micron.com.

This press release contains forward-looking statements regarding initiatives to drive greater cost efficiencies and revenue growth. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 31,	Mar. 1,	Jun. 1,	May 31,	Jun. 1,
	2007	2007	2006	2007	2006

Net sales	$1,294	1,427	$1,312	$4,251	$3,899
Cost of goods sold	1,188	1,070	983	3,346	3,023
Gross margin	106	357	329	905	876

Selling, general and administrative	134	153	113	467	316
Research and development	195	243	168	621	493
Other operating (income) expense (1)	(28)	(5)	1	(64)	(230)
Operating income (loss)	(195)	(34)	47	(119)	297

Interest income (expense), net	17	31	27	88	40
Other non-operating income (expense)	1	5	4	9	4
Income tax (provision) (2)	(9)	(6)	(7)	(24)	(14)
Noncontrolling interests in net (income) loss	(39)	(48)	17	(116)	17
Net income (loss)	$(225)	$(52)	$88	$(162)	$344

Earnings (loss) per share:
Basic	$(0.29)	(0.07)	$0.12	$(0.21)	$0.51
Diluted	(0.29)	(0.07)	0.12	(0.21)	0.49

Number of shares used in per share calculations:
Basic	769.9	768.7	708.6	768.5	673.4
Diluted	769.9	768.7	720.1	768.5	713.8

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	May 31,	Mar. 1,	Aug. 31,
	2007	2007	2006
Cash and short-term investments	$2,920	$2,193	$3,079
Receivables	839	943	956
Inventories	1,449	1,293	963
Total current assets	5,287	4,528	5,101
Property, plant and equipment, net	7,866	7,593	5,888
Goodwill	514	522	502
Total assets	14,417	13,376	12,221

Accounts payable and accrued expenses	1,245	1,376	1,319
Current portion of long-term debt	411	183	166
Total current liabilities	1,857	1,777	1,661
Long-term debt (3)	1,913	639	405
Noncontrolling interests in subsidiaries (4)	2,327	2,283	1,568
Total shareholders’ equity	7,887	8,249	8,114

	Nine Months Ended
	May 31,	Jun. 1,
	2007	2006
Net cash provided by operating activities	$793	$1,689
Net cash used for investing activities	(1,513)	(1,013)
Net cash provided by financing activities	1,956	268

Depreciation and amortization	1,244	936
Expenditures for property, plant and equipment	(2,851)	(790)
Capital contributions from joint venture partners	974	548
Payments on equipment purchase contracts	(393)	(151)

Noncash equipment acquisitions on contracts payable and capital leases	802	225

(1)
Other operating income for the third quarter of fiscal 2007 includes $15 million from gains on disposals of semiconductor equipment and $7 million in grants received in connection with the Company’s operations in China.  Other operating income for the first nine months of fiscal 2007 includes $25 million from gains on disposals of semiconductor equipment and a gain of $30 million from the sale of certain intellectual property to Toshiba Corporation.  Other operating income for the first nine months of fiscal 2006 includes $230 million of net proceeds from Intel Corporation for the sale of the Company’s existing NAND Flash memory designs and certain related technology and the Company’s acquisition of a perpetual, paid-up license to use and modify such designs.

(2)
Income taxes for 2007 and 2006 primarily reflect taxes on the Company’s non-U.S. operations and U.S. alternative minimum tax.  The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations.  The provision for taxes on U.S. operations in 2007 and 2006 was substantially offset by reductions in the valuation allowance.  As of May 31, 2007, the Company had aggregate U.S. tax net operating loss carryforwards of $1.9 billion and unused U.S. tax credit carryforwards of $199 million.  The Company also has unused state tax net operating loss carryforwards of $1.5 billion and unused state tax credits of $170 million.  Substantially all of the net operating loss carryforwards expire in 2022 to 2025 and substantially all of the tax credit carryforwards expire in 2013 to 2026.

(3)
In the third and second quarters of fiscal 2007, the Company received $49 million and $309 million, respectively, in proceeds from equipment financing arrangements payable in periodic installments over the next five years.

In May 2007, the Company issued $1.3 billion of 1.875% Convertible Senior Notes due June 1, 2014 (the “Notes”).  The issuance costs associated with the Notes totaled $26 million.  Holders of the Notes may convert all or some of their Notes at any time prior to maturity, unless previously redeemed or repurchased, into the Company’s common stock at a conversion rate of 70.2679 shares for each $1,000 principal amount of Notes.  This conversion rate is equivalent to a conversion price of approximately $14.23 per share.  The Company may redeem the notes at any time after June 6, 2011, at par if the trading price of the Company’s common stock is at least 130% of the conversion price for a specified period of time.

Concurrent with the issuance of the Notes, the Company purchased capped call options with various cap prices covering an aggregate of 91.3 million shares of the Company’s common stock.  The capped call options have a lower strike price of $14.23, higher strike prices ranging from $17.25 to $23.00, may be settled at the Company’s option either in cash or net shares and expire on various dates between November 2011 and December 2012.  The Capped Call Options have the potential of limiting the dilution associated with the conversion of the Notes from 91.3 million shares to as few as 65.4 million shares.  The Capped Call Option transactions, including fees and costs of $151 million, are accounted for as capital transactions.

(4)
In the third quarter of fiscal 2007, the Company acquired all of the shares of TECH Semiconductor Singapore Pte. Ltd. (“TECH”) common stock held by the Singapore Economic Development Board for approximately $290 million payable over nine months.  As a result of the acquisition, the Company’s ownership interest in TECH increased from 43% to 73%.